Exhibit 99.1

                WALTER INDUSTRIES ANNOUNCES THIRD QUARTER RESULTS

                - Earnings of $0.43 Per Diluted Share Reported -

    - Company Incurred $13.9 Million in Pre-Tax Hurricane-Related Expenses -

TAMPA, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported earnings of $0.43 per diluted share for the third quarter ended Sept. 30, 2005, compared with earnings of $0.42 per diluted share in the prior year's third quarter. Net income for the quarter totaled $20.2 million compared with $19.1 million in the third quarter last year.

Results for the quarter reflected higher year-over-year operating income from the Company's Natural Resources and Industrial Products segments primarily due to higher metallurgical coal and ductile iron pipe pricing, respectively. Results from the Natural Resources segment included $12.6 million of pre-tax idle mine costs associated with the previously announced water ingress problem at Jim Walter Resources' Mine No. 5.

Also during the quarter, the Financing segment incurred significant estimated losses related to Hurricanes Katrina and Rita, which included pre- tax insurance losses of $12.2 million, and an addition to the provision for losses on instalment notes of $1.3 million. In the prior year quarter, the Financing segment incurred pre-tax insurance-related hurricane losses of $4.9 million.

Earnings for the current period also included favorable tax adjustments of $1.7 million related to an exemption from U.S. tax for a portion of the profits from certain foreign sales and $2.3 million resulting from revising the Company's estimated effective tax rate from 32% to 30%.

Diluted earnings per share of $0.43 for the quarter compares to the Company's previously issued range of earnings expectations of $0.45 to $0.53 per diluted share, which did not include an $8 million-to-$15 million estimated impact to the Financing segment from Hurricane Katrina disclosed Sept. 6, 2005.

"Excluding hurricane impacts from Katrina and Rita, our earnings for the quarter reflected significant year-over-year improvement in our consolidated operating results," said Chairman and CEO Gregory E. Hyland. "We are well positioned to continue our success at Natural Resources and we are looking forward to realizing significant benefits from integrating U.S. Pipe with the recently acquired Mueller Water Products business."

Third Quarter 2005 Financial Results

Net sales and revenues for the third quarter totaled $399.9 million, up $13.5 million, or 3.5%, versus the year-ago period. This improvement primarily reflects higher metallurgical coal and ductile iron pipe pricing.

Operating income was $27.6 million for the quarter, down $1.3 million versus last year's third quarter, primarily due to lower operating income at Financing. The Financing segment's operating income decreased $8.0 million compared to the prior year, due to the increase in year-over-year hurricane- related impacts, including insurance losses of $7.3 million and a $1.3 million increase in the provision for losses on instalment notes. Excluding these impacts, the Financing segment continued its solid performance.

Operating income at Natural Resources improved $5.6 million versus the prior-year period, despite idle mine costs at Mine No. 5 of $12.6 million. Significantly higher metallurgical coal prices contributed to the period-over-period increase at Natural Resources. Industrial Products operating income improved $1.8 million on higher ductile iron pipe pricing. Operating results at Homebuilding were $0.9 million worse than the same period last year primarily due to higher construction, repair and materials costs, negative performance in its Crestline modular business and $0.4 million of hurricane- related expenses.

Third Quarter Results by Operating Segment

Natural Resources Segment

The Natural Resources segment reported third quarter revenue of $100.6 million, up 5.3% versus the same period last year. Operating income totaled $29.2 million, an increase of 23.5% versus the third quarter last year. The increase was primarily driven by higher metallurgical coal prices, partially offset by lower coal and gas volumes and $12.6 million in idle mine costs due to the previously announced Mine No. 5 water ingress problem. As previously reported the water ingress problem has been resolved.

Jim Walter Resources sold 1.08 million tons of coal at an average price of $79.25 per ton, compared to 1.58 million tons at $53.27 per ton during the same period last year. The Company realized metallurgical coal pricing of nearly $100 per ton in this year's third quarter. As disclosed in the second quarter of 2005, Jim Walter Resources delayed certain lower-priced metallurgical coal contracts into the second half of the year, which reduced average selling prices.

Stronger operating income at Natural Resources reflected higher metallurgical coal pricing, partially offset by lower volumes, higher production costs of $5.17 per ton in Mine Nos. 4 and 7 and the temporary idling of Mine No. 5 throughout the this year's third quarter. The production cost increase at Mine Nos. 4 and 7 was principally due to higher supplies and energy expenses of approximately $2.50 per ton at both mines and lower production at Mine No. 7 versus last year's third quarter. The expected reduction in Mine No. 7 tonnage was principally due to lower yields as a result of mining in a thinner coal seam within the current panel. On a year- to-date basis, Mine Nos. 4 and 7 have together produced 4.6% more tonnage than in the same period last year.

The natural gas operation sold 1.7 billion cubic feet of gas at an average price of $8.03 per thousand cubic feet, versus gas sales of 1.9 billion cubic feet at $5.80 per thousand cubic feet in the prior-year quarter. The decrease in gas production volume is primarily attributable to Mine No. 4 coal production occurring in a heavily degassed area of the mine and the idling of Mine No. 5 in the third quarter.

Industrial Products Segment

The Industrial Products segment reported $158.1 million in revenue for the third quarter of 2005, up 1.8% versus the prior-year period. Revenues reflect a 13.2% increase in ductile iron pipe prices per ton compared to the same quarter last year, partially offset by a 9.0% decrease in volume. This temporary third quarter industry-wide decline in shipments is expected to rebound in the fourth quarter.

Operating income for the segment totaled $10.1 million for the quarter, compared to operating income of $8.3 million for the same period last year. Last year's operating income included a $1.9 million insurance claim settlement. Excluding last year's benefit, U.S. Pipe generated a significant increase in operating income of 57.9%, primarily due to improved pricing and favorable product mix. These positives were partially offset by lower volumes, higher scrap metal costs and increased energy expenses.

Financing Segment

The Financing segment reported third quarter revenue of $56.6 million compared with $59.3 million in the year-ago period, primarily due to lower prepayment revenue. The revenue decline was also attributed to a decrease in the instalment note portfolio due to high prepayment speeds and declining origination volume from the Homebuilding segment. Prepayment speeds were 11.5% during the third quarter, up 88 basis points versus the prior-year period.

Operating income for the segment was $0.5 million in the third quarter versus $8.6 million for the same period in 2004. The Financing segment recorded $12.2 million of pre-tax, estimated hurricane-related insurance losses, and an additional $1.3 million provision for estimated losses on instalment notes.

Excluding the effects of the hurricanes in both the current period and prior-year period, operating income increased 4.0% for the quarter reflecting strong delinquency performance, lower selling, general and administrative costs, lower interest expense and an improvement in the provision for losses due to lower foreclosure activity and better recovery rates on repossessed houses. However, these improvements were partially offset by the overall decline in the portfolio size and lower prepayment income. Delinquencies (the percentage of amounts outstanding more than 30 days past due) were 5.3%, up 30 basis points versus the third quarter of last year, largely due to job losses and shifting payment priorities among customers in the hurricane affected areas.

Homebuilding Segment

The Homebuilding segment reported third quarter revenue of $56.0 million, up 3.4% versus the same period last year. The Homebuilding segment delivered 759 homes during the quarter at an average net selling price of $73,400, compared with 733 homes at an average net selling price of $73,100 for the prior year period. During the third quarter, the average net selling price of on-your-lot homes delivered was $80,300, which was a 9.0% increase over the $73,700 average net selling price realized during the same quarter last year.

On-your-lot unit deliveries declined by 63-units versus the third quarter last year, primarily due to approximately 65 fewer-than-anticipated completions in the hurricane-affected areas. Deliveries of modular home units totaled 202 units in the third quarter, an increase of 89 units compared to the same period last year. Same store on-your-lot sales orders, net of cancellations, were 523, flat versus the third quarter last year. The on-your- lot backlog rose to 2,222 units, up 29.2% versus the prior year's third quarter.

The segment reported an operating loss for the third quarter totaling $10.5 million, compared to a loss in the third quarter last year of $9.6 million. The current period loss reflects $0.4 million in hurricane- related repair costs, lower margins due to repair and rework on aged units under construction and $0.4 million of additional operating losses from the modular housing business. These unfavorable results were partially offset by higher average on-your-lot selling prices and lower selling, general and administrative expenses. Additionally, the operating income shortfall attributable to lower deliveries in the hurricane-affected areas is approximately $1.5 million.

Other Segment

Sloss Industries reported revenue for the third quarter of $31.6 million, up $5.3 million versus the same period last year and operating income of $2.4 million compared to $2.0 million in the third quarter of 2004. Current-period results reflect higher furnace and foundry coke pricing and increased furnace coke volumes, partially offset by decreased foundry coke volumes and higher coking coal material costs.

Today, the Company's United Land subsidiary announced an investment in Kodiak Mining Company, LLC, a joint venture established to operate an underground coal mine in Shelby County, Ala. The mine has approximately 4.3 million tons of reserves, which can be sold as high vol hard coking coal or high BTU, low-sulfur steam coal. Production is expected to begin in the first quarter 2006, and the Company is expecting approximately 350,000 tons of incremental coal production from its share of this joint venture in 2006.

Mueller Water Products

On Oct. 3, Walter Industries announced that it completed its acquisition of Mueller. On Oct. 21, the Company announced its plan to initiate an IPO and subsequent spin-off of its Water Products business, which includes Mueller and U.S. Pipe.

Mueller's results will be included in Walter Industries consolidated results beginning in the fourth quarter of 2005. However, Mueller will continue to file separately with the Securities and Exchange Commission as a result of its publicly held debt.

The Company expects that Mueller will issue a press release in late November to announce its fourth quarter and full-year earnings for the quarter and year ended Sept. 30, 2005.

Conference Call Webcast

Walter Industries Chairman and CEO Gregory E. Hyland and members of the Company's leadership team will discuss third quarter 2005 results and other general business matters on a conference call and live Webcast to be held on Thursday, Oct. 27, 2005, at 9 a.m. EDT. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com. The call will remain available for 30 days.

Walter Industries, Inc. is a diversified company with annual revenues of $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Hersey Meters, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,600 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                    For the three months
                                                     ended September 30,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
Net sales and revenues:
    Net sales                                 $      343,264   $      326,895
    Interest income on instalment notes               50,977           54,961
    Miscellaneous                                      5,672            4,520
                                                     399,913          386,376

Cost and expenses:
  Cost of sales (exclusive of depreciation)          261,545          252,480
  Depreciation                                        14,238           14,687
  Selling, general and administrative                 48,328           46,101
  Provision for losses on instalment
   notes                                               3,076            2,716
  Postretirement benefits                              3,240            2,053
  Interest expense - mortgage-
   backed/asset-backed notes                          30,046           32,824
  Interest expense - corporate debt                    3,595            3,803
  Amortization of other intangibles                      837            1,079
  Provision for estimated hurricane
   insurance losses                                   12,200            4,918
  Restructuring and impairment
   (credits) charges                                  (1,243)             534
                                                     375,862          361,195

Income from continuing operations
 before income tax expense                            24,051           25,181

Income tax expense                                    (3,681)          (6,108)

Income from continuing operations                     20,370           19,073
Discontinued operations, net of
 income taxes (1)                                       (173)               -

Net Income                                    $       20,197   $       19,073

Basic Income per share:

Income from continuing operations             $         0.53   $         0.51
Discontinued Operations                                (0.01)               -

Net Income                                    $         0.52   $         0.51

Weighted average number of shares
 outstanding                                      38,759,378       37,424,525

Diluted Income per share:

Income from continuing operations             $         0.44   $         0.42
Discontinued Operations                                (0.01)               -

Net Income                                    $         0.43   $         0.42

Weighted average number of dilutive
 securities                                       49,215,063       48,087,227

(1) 2005 expenses incurred during the period resulted from the Company's sale of its AIMCOR subsidiary in December 2003.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                    For the three months
                                                     ended September 30,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
NET SALES AND REVENUES:
Homebuilding                                  $       55,994   $       54,172
Financing                                             56,621           59,262
Industrial Products                                  158,093          155,281
Natural Resources                                    100,578           95,549
Other                                                 35,375           28,816
Consolidating Eliminations                            (6,748)          (6,704)
                                              $      399,913   $      386,376

OPERATING INCOME (LOSS):
Homebuilding                                  $      (10,454)  $       (9,550)
Financing                                                521            8,569
Industrial Products                                   10,086            8,286
Natural Resources                                     29,249           23,674
Other                                                 (1,748)          (1,288)
Consolidating Eliminations                                (8)            (707)
Operating income                                      27,646           28,984
Corporate debt interest expense                       (3,595)          (3,803)
Income before income tax expense              $       24,051   $       25,181

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                    For the nine months
                                                     ended September 30,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
Net sales and revenues:
    Net sales                                 $    1,012,817   $      914,941
    Interest income on instalment
     notes                                           157,580          166,634
    Miscellaneous                                     16,063           10,705
                                                   1,186,460        1,092,280

Cost and expenses:
Cost of sales (exclusive of
 depreciation)                                       749,024          736,870
Depreciation                                          43,063           45,188
Selling, general and administrative                  144,913          144,614
Provision for losses on instalment
 notes                                                 8,210            9,109
Postretirement benefits                                9,712            5,158
Interest expense - mortgage-
 backed/asset-backed notes                            92,583           94,826
Interest expense - corporate debt                     11,304           13,954
Amortization of other intangibles                      2,823            3,916
Provision for estimated hurricane
 insurance losses                                     12,200            4,918
Restructuring and impairment
 (credits) charges                                      (633)           1,048
                                                   1,073,199        1,059,601

Income from continuing operations
 before income tax expense                           113,261           32,679

Income tax expense                                   (32,228)          (9,945)

Income from continuing operations                     81,033           22,734
Discontinued operations, net of
 income taxes (1)                                       (590)               -

Net Income                                    $       80,443   $       22,734

Basic Income per share:

Income from continuing operations             $         2.11   $         0.58
Discontinued Operations                                (0.01)               -

Net Income                                    $         2.10   $         0.58

Weighted average number of shares
 outstanding                                      38,325,408       39,154,490

Diluted Income per share:

Income from continuing operations             $         1.72   $         0.54
Discontinued Operations                                (0.01)               -

Net Income                                    $         1.71   $         0.54

Weighted average number of dilutive
 securities                                       48,960,982       45,724,983

(1) 2005 expenses incurred during the period resulted from the Company's sale of its AIMCOR subsidiary in December 2003.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                    For the nine months
                                                     ended September 30,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
NET SALES AND REVENUES:
Homebuilding                                  $      161,790   $      179,832
Financing                                            174,320          183,040
Industrial Products                                  425,543          414,365
Natural Resources                                    344,738          249,372
Other                                                103,068           82,898
Consolidating Eliminations                           (22,999)         (17,227)
                                              $    1,186,460   $    1,092,280

OPERATING INCOME (LOSS):
Homebuilding                                  $      (32,997)  $      (25,071)
Financing                                             29,323           39,065
Industrial Products                                   27,687            8,137
Natural Resources                                    112,409           36,080
Other                                                 (9,018)          (9,518)
Consolidating Eliminations                            (2,839)          (2,060)
Operating income                                     124,565           46,633
Corporate debt interest expense                      (11,304)         (13,954)
Income from continuing operations
 before income tax expense                    $      113,261   $       32,679

                   WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                           SUPPLEMENTAL INFORMATION
                                  Unaudited

                                       For the three    For the three    For the nine     For the nine
                                       months ended     months ended     months ended     months ended
                                       September 30,    September 30,    September 30,    September 30,
                                           2005             2004             2005             2004
                                      --------------   --------------   --------------   --------------
Depreciation
 ($ in thousands):
Homebuilding                          $        1,233   $        1,213   $        3,645   $        3,671
Financing                                        341              401            1,056            1,093
Industrial
 Products                                      6,224            6,415           19,401           20,158
Natural Resources                              5,121            5,464           15,351           16,628
Other                                          1,319            1,194            3,610            3,638
                                      $       14,238   $       14,687   $       43,063   $       45,188

Amortization of
 other intangibles
 ($ in thousands):
Financing                             $          837   $        1,079   $        2,823   $        3,916

Restructuring and impairment
 charges (credits) ($ in thousands):
U.S. Pipe Anniston plant shutdown
 costs                                $            -   $            -   $            -   $          121
Mine No. 5
 shutdown costs                               (1,243)             534             (633)             927
                                      $       (1,243)  $          534   $         (633)  $        1,048

Operating Data:

Homebuilding
New sales
 contracts,
 net of
 cancellations                                   829              646            2,666            2,289
Unit completions                                 759              733            2,157            2,524
Average sale
 price                                $       73,400   $       73,100   $       74,600   $       71,000
Ending homes
 backlog                                       2,510            1,825            2,510            1,825

Financing
Delinquencies                                    5.3%             5.0%             5.3%             5.0%
Prepayment speeds                               11.5%            10.6%            10.7%            10.0%

Industrial Products
Ending pipe &
 fittings backlog,
 tons                                        132,356          142,065          132,356          142,065
Ending pipe &
 fittings backlog,
 dollars ($ in
 thousands)                           $      106,557   $      106,102   $      106,557   $      106,102

Sloss Industries
Tons of foundry
 coke sold                                    27,396           39,765           97,028          108,245
Tons of furnace
 coke sold                                    70,356           66,623          194,826          211,218
Foundry coke
 average sale
 price per ton                        $       265.40   $       168.51   $       253.46   $       166.96
Furnace coke
 average sale
 price per ton                        $       205.80   $       140.80   $       205.83   $       142.31

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                       For the three    For the three    For the nine     For the nine
                                       months ended     months ended     months ended     months ended
                                       September 30,    September 30,    September 30,    September 30,
                                           2005             2004             2005             2004
                                      --------------   --------------   --------------   --------------

Operating Data:

Natural Resources
Tons sold by type
 (in thousands):
Metallurgical coal,
 contracts                                       736              901            3,138            3,180
Metallurgical coal,
 spot sales                                        -              247              144              395
Steam coal                                       344              431            1,131            1,325
                                               1,080            1,579            4,413            4,900
Average sale price per ton:
Metallurgical
 coal, contracts                      $        99.83   $        48.54   $        79.71   $        40.50
Metallurgical
 coal, spot sales                     $            -   $       102.17   $       102.97   $        95.07
Steam coal                            $        35.17   $        35.12   $        35.06   $        35.14

Tons sold by mine (in thousands):
Mine No. 4                                       644              625            2,207            2,146
Mine No. 7                                       424              626            1,561            1,746
Mine No. 5                                        12              328              645            1,008
                                               1,080            1,579            4,413            4,900

Coal cost of sales:
Mine No. 4 per
 ton                                  $        36.18   $        32.75   $        31.28   $        29.53
Mine No. 7 per
 ton                                  $        40.04   $        33.28   $        39.62   $        33.53
Mine No. 5 per
 ton                                  $        65.68   $        39.30   $        45.38   $        36.66
Mine No. 5 idle
 costs (in
 thousands)(1)                        $       12,573   $            -   $       16,133   $            -
Other costs
(in
thousands) (2)                        $        1,286   $        1,133   $        3,991   $        5,539

Tons of coal
 produced
(in thousands)                                 1,178            1,679            4,634            5,060

Coal production
 costs per
 ton: (3)
Mine No. 4                            $        33.27   $        29.08   $        30.42   $        29.33
Mine No. 7                            $        45.22   $        33.09   $        37.46   $        32.65
Mine No. 5                            $            -   $        40.84   $        52.35   $        38.57
Total                                 $        38.32   $        33.15   $        35.49   $        32.51

Natural gas sales,
 in mmcf (in
 thousands)                                    1,731            1,906            5,241            5,964
Natural gas
 average sale
 price per mmcf                       $         8.03   $         5.80   $         7.11   $         5.91
Natural gas cost
 of sales per
 mmcf                                 $         2.77   $         2.21   $         2.64   $         2.23

(1) Idle costs are charged to period expense when incurred.

(2) Consists of charges not directly allocable to a specific mine.

(3) Coal production costs per ton are a component of inventoriable costs. Other inventoriable costs not included in coal production costs per ton include postretirement benefits, asset retirement obligation expenses, royalties and Black Lung excise taxes.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                             September       December       September
                                              30, 2005       31, 2004       30, 2004
                                            ------------   ------------   ------------
ASSETS
Cash and cash equivalents                   $     20,547   $     46,924   $     47,572
Short-term investments, restricted                93,289         99,905        105,692
Instalment notes receivable, net of
 allowance of $12,306,
$11,200 and $11,293, respectively              1,688,080      1,717,205      1,734,370
Receivables, net                                 204,977        170,219        189,788
Income tax receivable                             19,834         14,977         15,369
Inventories                                      290,559        233,547        221,618
Prepaid expenses                                  19,642         16,871         13,089
Property, plant and equipment, net               379,184        334,678        333,502
Investments                                        6,095          6,165          6,153
Deferred income taxes                             34,131         47,943         37,185
Unamortized debt expense                          32,883         36,726         38,166
Other long-term assets, net                       48,814         46,340         48,303
Goodwill and other intangibles, net              142,163        144,986        146,046
                                            $  2,980,198   $  2,916,486   $  2,936,853

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                            $    110,664   $     90,217   $    100,947
Accrued expenses                                 141,850        125,681        122,918
Debt:
  Mortgage-backed/asset-backed notes           1,664,263      1,763,827      1,796,071
  Senior debt                                     10,000              -              -
Convertible senior subordinated notes            175,000        175,000        175,000
Accrued interest                                  16,932         16,813         17,992
Accumulated postretirement benefits
 obligation                                      277,563        282,599        283,906
Other long-term liabilities                      221,855        203,122        198,479
Total liabilities                              2,618,127      2,657,259      2,695,313
Stockholders' equity                             362,071        259,227        241,540
                                            $  2,980,198   $  2,916,486   $  2,936,853

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                                ($ in Thousands)
                                    Unaudited

                                                            Comprehensive       Accum.
                                               Total           Income          Deficit
                                            ------------    -------------    ------------
Balance at December 31, 2004                $    259,227                     $   (609,048)

Comprehensive income:
Net income                                        80,443    $      80,443          80,443
Other comprehensive income (loss),
 net of tax:
Net unrealized loss on hedges                     (6,870)          (6,870)
Comprehensive income                                        $      73,573
Stock issued upon exercise of stock
 options                                          17,124
Tax benefit from the exercise of
 stock options                                    15,645
Dividends paid, $.12 per share                    (4,587)
Stock-based compensation                           1,089

Balance at September 30, 2005               $    362,071                     $   (528,605)

                                       Accum Other
                                      Comprehensive        Common       Capital in      Treasury
                                       Income (Loss)        Stock         Excess         Stock
                                      --------------    ------------   ------------   ------------
Balance at December 31, 2004          $      (51,109)   $        580   $  1,178,121   $   (259,317)

Comprehensive income:
Net income
Other comprehensive income
 (loss), net of tax:
Net unrealized loss on hedges                 (6,870)
Comprehensive income
Stock issued upon exercise of
 stock options                                                    17         17,107
Tax benefit from the exercise
 of stock options                                                            15,645
Dividends paid, $.12 per share                                               (4,587)
Stock-based compensation                                                      1,089

Balance at September 30, 2005         $      (57,979)   $        597   $  1,207,375   $   (259,317)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited

                                                For the nine months
                                                ended September 30,
                                          ------------------------------
                                              2005              2004
                                          -------------    -------------
OPERATING ACTIVITIES
Income from continuing operations         $      81,033    $      22,734
Adjustments to reconcile income to
 net cash provided by continuing
 operations:
  Provision for losses on instalment
   notes receivable                               8,210            9,109
  Depreciation                                   43,063           45,188
  Provision for deferred income taxes            15,827           10,208
  Tax benefit on the exercise of
   employee stock options                        15,645                -
  Accumulated postretirement benefits
   obligation                                    (5,036)          (8,394)
  Provision for (decrease in) other
   long-term liabilities                          8,491           (2,337)
  Amortization of other intangibles               2,823            3,916
  Amortization of debt expense                    4,760            6,986
  Loss on sale of assets                              -            1,294
  Stock-based compensation expense                1,089              472

Decrease (increase) in assets:
  Receivables                                   (34,758)         (36,157)
  Income tax receivable                          (3,176)           2,007
  Inventories                                   (57,012)            (153)
  Prepaid expenses                               (2,771)          (6,561)
Increase (decrease) in liabilities:
  Accounts payable                               20,447            2,277
  Accrued expenses                               16,169           17,559
  Accrued interest                                  119              873
    Cash flows provided by continuing
     operations                                 114,923           69,021
    Cash flows used in discontinued
     operations                                    (590)          (3,611)
    Cash flows provided by operating
     activities                                 114,333           65,410

INVESTING ACTIVITIES
  Notes originated from sales and
   resales of homes and purchases of
   loan portfolios                             (322,681)        (345,364)
  Cash collections on accounts and
   payouts in advance of maturity               343,596          351,047
  Decrease (increase) in short-term
   investments, restricted                        6,616           (5,377)
  Additions to property, plant and
   equipment, net of retirements                (87,569)         (29,316)
  Increase in investments and other
   assets, net                                   (2,728)         (13,603)
  Proceeds from sale of subsidiary                    -            6,000
    Cash flows used in investing
     activities                                 (62,766)         (36,613)

FINANCING ACTIVITIES
  Issuance of debt                              198,032          670,218
  Retirement of debt                           (287,596)        (644,239)
  Additions to unamortized debt expense            (917)          (7,902)
  Purchases of treasury stock                         -          (63,020)
  Dividends paid                                 (4,587)          (3,489)
  Exercise of employee stock options             17,124            7,225
    Cash flows used in financing
     activities                                 (77,944)         (41,207)

Net decrease in cash and cash
 equivalents                                    (26,377)         (12,410)
Cash and cash equivalents at
 beginning of period                             46,924           59,982
Cash and cash equivalents at end of
 period                                   $      20,547    $      47,572

SOURCE  Walter Industries, Inc.
    -0-                             10/26/2005
    /CONTACT: Investors: Joseph J. Troy, Sr. Vice President, +1-813-871-4404, jtroy@walterind.com, or Media: Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, mmonahan@walterind.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c /
    /Web site:  http://www.walterind.com /
    (WLT)